Exhibit 99.1

U.S. Gold Corp. Announces 1-for-10 Reverse Stock Split

ELKO, NV, March 19, 2020 – U.S. Gold Corp. (NASDAQ: USAU “U.S. Gold,” or the “Company”) today announced a 1-for-10 reverse split of its common stock, effective as of 5:00 pm Eastern Time, March 19, 2020. Beginning on March 20, 2020, the Company’s common stock will trade on the NASDAQ Capital Market on a split adjusted basis.

At the Company’s 2019 annual meeting of stockholders on September 18, 2019, the Company’s stockholders authorized the Board of Directors, in its discretion but prior to September 18, 2020, to amend the Articles of Incorporation of the Company to effect a reverse stock split at a ratio in the range of 1-for-2 to 1-for-10.

Upon effectiveness, the reverse stock split will cause a reduction in the number of shares of common stock outstanding and the numbers of shares of common stock issuable upon the conversion of the Company’s outstanding shares of preferred stock and the exercise of its outstanding stock options and warrants in proportion to the ratio of the reverse stock split and will cause a proportionate increase in the conversion and exercise prices of such preferred stock, stock options and warrants. The number of shares of common stock issuable upon exercise or vesting of outstanding stock options and other equity awards outstanding under the Company’s long-term incentive plan will be rounded down to the nearest whole share and the per share exercise price resulting from any adjustment will be rounded up to the nearest whole cent.

The Company’s common stock will continue to trade on the NASDAQ Capital Market under the symbol “USAU.” The new CUSIP number for the common stock following the reverse stock split is 90291C201.

The number of authorized shares of the Company’s common stock will remain at 200,000,000, while the number of outstanding shares will be reduced from approximately 24.4 million to 2.44 million. No fractional shares will be issued following the reverse stock split. Instead, stockholders who otherwise would be entitled to receive a fractional share of common stock as a consequence of the reverse stock split will, upon surrender to the Company’s transfer agent of the certificates representing such fractional shares, be entitled to receive cash in lieu of such fractional shares.

Registered stockholders holding their shares of common stock in book-entry or through a bank, broker or other nominee form do not need to take any action in connection with the reverse stock split. Stockholders holding physical stock certificates, may send them to the Company’s transfer agent, Equity Stock Transfer, LLC, and exchange them for new certificates representing the post-split number of shares. Equity Stock Transfer, LLC can be reached at (212) 575-5757.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on August 15, 2019, a copy of which is available at www.sec.gov.

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded, U.S. focused gold exploration company. U.S. Gold Corp. has a portfolio of exploration properties. Copper King is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, which was completed by Mine Development Associates. Keystone and Maggie Creek are exploration properties on the Cortez and Carlin Trends in Nevada. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold

Safe Harbor

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on U.S. Gold Corp.’s current expectations, and actual results could differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: the prevailing market conditions for metal prices and mining industry cost inputs, environmental and regulatory risks, risks faced by junior companies generally engaged in exploration activities, whether U.S. Gold Corp. will be able to raise sufficient capital to implement future exploration programs, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company makes no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold